EXHIBIT 99.1

Lexaria Appoints New Chief Financial Officer

And Issues Consultant Warrants

Kelowna, British Columbia, April 15, 2021 – Lexaria Bioscience Corp. (Nasdaq: LEXX) (Nasdaq: LEXXW) (CSE: LXX) (the “Company” or “Lexaria”), a global innovator in drug delivery platforms, announces the appointment of a new Chief Financial Officer and the issuance of share purchase warrants to third party consultants.

Lexaria is pleased to announce that effective April 15, 2021, Gregory Downey will be assuming the role of Chief Financial Officer of the Company.  During the past two years, Mr. Downey has been engaged by the Company as its Controller and has intimate knowledge regarding the Company’s business and finances.  Mr. Downey brings a wealth of experience to Lexaria, having served as the Chief Financial Officer of several public companies during the past ten years.  Mr. Downey holds a Certified Management Accountant designation and is a member of the Chartered Professional Accountants of British Columbia.

In the position as Chief Financial Officer, Mr. Downey will be compensated with a base annual salary of CDN$144,000, with an annual increase of 10%, an option grant for the issuance of up to 12,000 common shares, and other customary incentives.

The Company is grateful to outgoing CFO, Mr. Allan Spissinger, for his many contributions and wishes him continued success in his future endeavours.

The Company also announces that effective on April 16, 2021, it will be issuing share purchase warrants (the “Warrants”) for the issuance of up to an aggregate 300,000 common shares to three unrelated third party consultants.  The Warrants will be exercisable for a period of three years ending on April 16, 2024 at an exercise price of US$9.00 per share.  The shares issuable upon exercise of the Warrants will be restricted securities pursuant to US securities laws.

About Lexaria Bioscience Corp.

Lexaria Bioscience Corp.’s proprietary drug delivery technology, DehydraTECH™, improves the way active pharmaceutical ingredients (APIs) enter the bloodstream by promoting healthier oral ingestion methods and increasing the effectiveness of fat-soluble active molecules, thereby lowering overall dosing. The Company’s technology can be applied to many different ingestible product formats, including foods, beverages, oral suspensions, tablets, and capsules. DehydraTECH has repeatedly demonstrated since 2016 with cannabinoids and nicotine the ability to increase bio-absorption by up to 5-10x, reduce time of onset from 1 - 2 hours to minutes, and mask unwanted tastes; and is planned to be further evaluated for orally administered bioactive molecules, including anti-virals, cannabinoids, vitamins, non-steroidal anti-inflammatory drugs (NSAIDs), and nicotine. Lexaria has licensed DehydraTECH to multiple companies including a world-leading tobacco producer for the development of smokeless, oral-based nicotine products and for use in industries that produce cannabinoid beverages, edibles, and oral products. Lexaria operates a licensed in-house research laboratory and holds a robust intellectual property portfolio with 18 patents granted and approximately 60 patents pending worldwide. For more information, please visit www.lexariabioscience.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements. Statements as such term is defined under applicable securities laws. These statements may be identified by words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions. Such forward-looking statements in this press release include, but are not limited to, statements by the company relating the Company’s ability to carry out research initiatives, receive regulatory approvals or grants or experience positive effects or results from any research or study. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that the Company will actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements.  As such, you should not place undue reliance on these forward-looking statements.  Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation and regulatory approvals, managing and maintaining growth, the effect of adverse publicity, litigation, competition, scientific discovery, the patent application and approval process, potential adverse effects arising from the testing or use of products utilizing the DehydraTECH technology, the Company’s ability to maintain existing collaborations and realize the benefits thereof, delays or cancellations of planned R&D that could occur related to pandemics or for other reasons, and other factors which may be identified from time to time in the Company's public announcements and periodic filings with the US Securities and Exchange Commission on EDGAR. There is no assurance that any of Lexaria’s postulated uses, benefits, or advantages for the patented and patent-pending technology will in fact be realized in any manner or in any part. No statement herein has been evaluated by the Food and Drug Administration (FDA).  Lexaria-associated products are not intended to diagnose, treat, cure or prevent any disease. Any forward-looking statements contained in this release speak only as of the date hereof, and the Company expressly disclaims any obligation to update any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

INVESTOR CONTACT:

ir@lexariabioscience.com

Phone: 866-221-3341